UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 POWERDSINE LTD.
                                (Name of Issuer)


                  ORDINARY SHARES, PAR VALUE NIS 0.01 PER SHARE
                         (Title of Class of Securities)


                                    M41415106
                                 (CUSIP Number)


                                 JANUARY 9, 2007
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 2 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
         (formerly known as General Atlantic Partners, LLC)
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 3 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP (Bermuda) Limited
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 4 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 78, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 5 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Parnters (Bermuda), L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 6 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GapStar, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 7 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP-W International, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 8 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 9 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO Management GmbH
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                  Page 10 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestments III, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                  Page 11 of 18

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestments IV, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               -0-
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. M41415106                 SCHEDULE 13G                  Page 12 of 18


        Pursuant to Rule 13d-2(b) of Regulation 13D of the General Rules and Regulations under the Act, the undersigned hereby amend their Schedule 13G Statement dated February 14, 2005 relating to the ordinary shares, par value NIS 0.01 per share (the "Ordinary Shares"), of PowerDsine Ltd.

ITEM 1.    No material change.


ITEM 2.    (a)     Name of Person Filing:

                   General Atlantic LLC
                   (formerly known as General Atlantic Partners, LLC) ("GA") GAP (Bermuda) Limited ("GA GenPar")
                   General Atlantic Partners 78, L.P. ("GAP 78")
                   General Atlantic Partners (Bermuda), L.P. ("GAP Bermuda") GapStar, LLC ("GapStar")
                   GAP-W International, L.P. ("GAP-W")
                   GAPCO GmbH & Co. KG ("KG")
                   GAPCO Management GmbH ("GmbH")
                   GAP Coinvestments III, LLC ("GAPCO III")
                   GAP Coinvestments, IV, LLC ("GAPCO IV" and together with GA, GA GenPar, GAP 78, GAP Bermuda, GapStar, GAP-W, KG, GmbH, GAPCO III, the "Reporting Persons")

           (b)     No material change.

           (c)     Citizenship:
                   GA -- Delaware
                   GA GenPar -- Bermuda
                   GAP 78 -- Delaware
                   GAP Bermuda -- Bermuda
                   GapStar -- Delaware
                   GAP-W -- Bermuda
                   KG -- Germany
                   GmbH -- Germany
                   GAPCO III -- Delaware
                   GAPCO IV -- Delaware

           (d)     No material change.

CUSIP NO. M41415106                 SCHEDULE 13G                  Page 13 of 18


           (e)     No material change.


ITEM 3.    Not applicable.


ITEM 4.    OWNERSHIP.

           For each Reporting Person:

           (a)     Amount beneficially owned: 0

           (b)     Percent of class: 0.0%

           (c)     Number of Shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote: 0

                   (ii)  Shared power to vote or to direct the vote: 0

                   (iii) Sole power to dispose or to direct the disposition
                         of: 0

                   (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

CUSIP NO. M41415106                 SCHEDULE 13G                  Page 14 of 18


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           See Exhibit 99.1 attached hereto.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.


ITEM 10.   CERTIFICATION

           Not applicable.

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 15 of 18


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of January 29, 2007

                                   GENERAL ATLANTIC LLC


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director


                                   GAP (BERMUDA) LIMITED


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Vice President


                                   GENERAL ATLANTIC PARTNERS 78, L.P.

                                   By:  General Atlantic LLC,
                                        its General Partner


                                        By:  /s/ Matthew Nimetz
                                             ----------------------------------
                                             Name:   Matthew Nimetz
                                             Title:  Managing Director


                                   GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

                                   By:  GAP (Bermuda) Limited,
                                        its General Partner


                                        By:  /s/ Matthew Nimetz
                                             ----------------------------------
                                             Name:  Matthew Nimetz
                                             Title: Vice President

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 16 of 18


                                   GAPSTAR, LLC

                                   By:  General Atlantic LLC,
                                        its Sole Member


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director


                                   GAP-W INTERNATIONAL, L.P.

                                   By:  GAP (Bermuda) Limited,
                                        its General Partner


                                        By:  /s/ Matthew Nimetz
                                             ----------------------------------
                                             Name:   Matthew Nimetz
                                             Title:  Vice President


                                   GAPCO GMBH & CO. KG

                                   By:  GAPCO Management GmbH,
                                        its General Partner


                                         By:  /s/ Matthew Nimetz
                                              ---------------------------------
                                              Name:   Matthew Nimetz
                                              Title:  Managing Director


                                   GAPCO MANAGEMENT GMBH


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 17 of 18



                                   GAP COINVESTMENTS III, LLC


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  A Managing Member



                                   GAP COINVESTMENTS IV, LLC


                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  A Managing Member

CUSIP NO. M41415106                 SCHEDULE 13G                   Page 18 of 18


                                 EXHIBIT INDEX
                                 -------------


Exhibit 99.1       Identity of Members of Group

Exhibit 99.2 Joint Filing Agreement, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.